Exhibit 99.1
Global Traffic Network Announces Definitive Agreement to Acquire the Commercial Division of UBC Media Group plc
NEW YORK, Feb 02, 2009 (BUSINESS WIRE) — Global Traffic Network, Inc. (Nasdaq: GNET), a leading provider of custom traffic and news reports to radio and television stations outside the United States, today announced that its U.K. subsidiary, Global Traffic Network (UK) Limited, has entered into a definitive share purchase agreement to acquire the commercial division of UBC Media Group plc (LSE: UBC.L) via a purchase of all of the outstanding shares of The Unique Broadcasting Company Limited, a wholly owned subsidiary of UBC. UBC’s commercial division supplies traffic and travel information to approximately 230 radio stations and entertainment news information to approximately 120 radio stations in the United Kingdom in exchange for commercial airtime inventory that is then sold to advertisers. UBC’s commercial division has nearly 14,000 radio commercials available for sale on a weekly basis. As contemplated by the purchase agreement, the Company’s U.K. subsidiary will acquire the share capital of The Unique Broadcasting Company for GBP 9 million (approximately $13.1 million) at closing and three additional potential earn-out payments based on the financial performance of the acquired business during the 2009, 2010 and 2011. For 2009, UBC will be entitled to GBP 1 million if the acquired business generates 2009 revenue of at least GBP 11.0 million, and will be entitled to a higher payment amount, up to a maximum of GBP 5.5 million, based on a graduated schedule of 2009 revenue ranging from GBP 11 million to GBP 13.6 million. For 2010 and 2011, UBC will be entitled to receive 50% of the amount by which revenue from the acquired business exceeds GBP 12 million or GBP 12.5 million, respectively.
William L. Yde III, Chairman, Chief Executive Officer and President of Global Traffic Network, commented, “We are extremely excited about the acquisition, as it will dramatically increase our presence in the United Kingdom, adding approximately 230 radio stations and over 700,000 radio advertising spots per year. The acquisition not only significantly expands our business in the U.K.; it dramatically increases the size and scope of Global Traffic Network as a whole. The stations currently serviced by the commercial division of UBC have a non-duplicated cume of approximately 21.5 million listeners weekly, which is greater than our combined reach in Australia and Canada.”
Mr. Yde continued, “The U.K. market has suffered recently and UBC’s commercial division has not been immune to market forces. However, we believe there is significant revenue growth potential in the network we are acquiring. We have always seen the United Kingdom as having huge potential for us and we believe this acquisition is the best strategy to take advantage of that opportunity. Although we are paying a premium for UBC’s commercial division, we see the overall initial consideration as a modest investment given the footprint of the network. Even after payment of the initial purchase price, we will still have a solid balance sheet with a strong cash position and virtually no debt. We look forward to working with the management of the commercial division as we move forward with the execution of our growth strategy in the U.K.”

Simon Cole, Chief Executive of UBC commented, “The Commercial team at UBC has spent 13 years building up a market leading networking business in the U.K. and now it is time for that to be part of a bigger international operation. I’m absolutely delighted to be working with Global Traffic Network to make that happen and to demonstrate to shareholders the value of what we have created. The U.K. radio market is developing very fast as consolidation takes hold and I am very confident that GTN can look forward to maintaining and building the strong business we have developed here.”
In addition to the networks, The Unique Broadcasting Company has approximately GBP 3 million pounds of tax losses that Global Traffic Network expects to be able to utilize against future earnings of its U.K. operations. Among other things, the planned acquisition is contingent receipt of approval by the shareholders of UBC Media Group. Subject to satisfaction of closing conditions, the parties expect to close the transaction in March 2009.
Set forth below is the recent income statement information for the commercial division of UBC, which information is unaudited and derived from the management accounts of The Unique Broadcasting Company Limited.

	Six months ended		Six months ended		Twelve months ended
	December 31, 2008		December 31, 2007		June 30, 2008
	(Unaudited)		(Unaudited)		(Unaudited)
	(in thousands)		(in thousands)		(in thousands)
Revenues	GBP	4,541	GBP	5,256	GBP	10,965
Operating expenses exclusive of overhead and depreciation shown separately below		4,674		4,788		9,999
Overhead		168		189		382
Depreciation		2		2		3
Operating (loss) income	GBP	(303)	GBP	277	GBP	581
Set forth below is the income statement information above translated into U.S. dollars based on the average exchange rates for the periods covered.

	Six months ended	Six months ended	Twelve months ended
	December 31, 2008	December 31, 2007	June 30, 2008
	(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands)	(in thousands)	(in thousands)
Revenues	$7,857	$10,684	$21,972
Operating expenses exclusive of overhead and depreciation shown separately below	8,087	9,733	20,036
Overhead	292	385	766
Depreciation	3	3	6
Operating (loss) income	$(525)	$563	$1,164
About Global Traffic Network
Global Traffic Network, Inc. (Nasdaq: GNET) is a leading provider of custom traffic and news reports to radio and television stations outside the U.S. The Company operates the largest traffic and news network in Australia, operates traffic networks in eight Canadian markets and has recently commenced operations in the United Kingdom. In exchange for providing custom traffic and news reports, television and radio stations provide Global Traffic Network with commercial airtime inventory that the Company sells to advertisers. As a result, radio and television stations incur no out-of-pocket costs when contracting to use Global Traffic Network’s services. For more information, visit the Company’s website at www.globaltrafficnetwork.com
About UBC Media Group
UBC is quoted on the London Stock Exchange’s AIM market. The Group is the market leader in the supply of audio content and broadcast data software to the radio industry in the UK. In addition to the entertainment, traffic & travel and national news services provided to commercial radio, the Group is the largest independent producer of radio programming for the BBC and the UK’s leading supplier of digital radio scrolling text and EPG software. It is also part of the MXR Regional Multiplex consortium and the 4Digital National Multiplex. www.ubcmedia.com
This press release contains statements that constitute forward-looking statements.These statements reflect our current views with respect to future events.These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those discussed under the heading “Risk Factors” and elsewhere in our annual report 10-K. The Company can provide no assurance that the contemplated acquisition of UBC Media Group plc’s commercial division will be completed, which could alter the Company’s business strategy in the United Kingdom and affect the near-term operating prospects in that market. Any of the risks and uncertainties applicable to the Company may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated or implied by these forward-looking statements.These statements can be recognized by the use of words such as “may,” “will,” “intend,” “ should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “ predict,” “potential,” “plan,” “is designed to,” “target” or the negative of these terms, and similar expressions.We do not undertake to revise any forward-looking statements to reflect future events or circumstances.
SOURCE: Global Traffic Network, Inc.
At KCSA Strategic Communications
Todd Fromer, 212-682-6300
tfromer@kcsa.com

or

At Global Traffic Network, Inc.
Scott Cody, 212-896-1255
Chief Financial Officer & Chief Operating Officer
scott.cody@globaltrafficnet.com